Exhibit 99

Granite City Food & Brewery Agrees to Buy Assets of

Sixth Cadillac Ranch Restaurant

Pittsburgh Closing to Occur upon Issuance of Liquor License

MINNEAPOLIS — January 11, 2012 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) announced today that it has entered into an asset purchase agreement for the purchase of the assets of the Cadillac Ranch All American Bar & Grill restaurant in Pittsburgh, Pennsylvania for $900,000.  The Pittsburgh asset purchase will close at such time as a liquor license can be issued by the Pennsylvania Liquor Control Board, which the parties expect to occur late in the first quarter or in the second quarter of this year.

Granite City previously announced its purchase of the assets of five other Cadillac Ranch restaurants (Bloomington, Minnesota; Miami; Florida; Oxon Hill, Maryland; Annapolis, Maryland; and Indianapolis, Indiana).  Under the parties’ master asset purchase agreement, Granite City has the right to purchase the assets of a Cadillac Ranch restaurant under construction in Indianapolis, Indiana, and a Cadillac Ranch restaurant in Hallandale Beach, Florida, subject in both cases to satisfaction of the conditions precedent to the parties’ obligations under the master agreement.

About the Company

In May 2011, the Company received a $9.0 million infusion of equity capital from Concept Development Partners (CDP) in partnership with Dallas-based private equity firm, CIC Partners, along with $10.0 million in debt financing from Fifth Third Bank.  The transaction brought the Company capital, additional management and several new, experienced board members, including Mike Rawlings, former President of Pizza Hut, a Founding Partner of CIC Partners, and current Mayor of Dallas, Lou Mucci, former CFO of BJ’s Restaurants, Michael Staenberg, President of THF Realty, Fouad Bashour, a Founding Partner of CIC Partners, and Rob Doran, former Executive Vice President of McDonalds’s.  Rob Doran now serves as the Company’s CEO.  Since CDP’s investment, the Company has been developing growth plans for existing Granite City restaurants as well as the construction of new Granite City restaurants, such as the Troy, Michigan location set to open in early 2012.  In connection with the Company’s acquisition of certain Cadillac Ranch restaurant assets in late 2011, Fifth Third Bank increased the Company’s credit facility by an aggregate of $12.0 million.

Granite City Food & Brewery is a modern American restaurant and brewery.  Everything served at Granite City is made fresh on site using high quality ingredients, including Granite City’s award-winning signature line of craft beers.  The extensive menu features moderately priced favorites served in generous portions.  Our attractive price point, high service standards, and great food and beer combine for a memorable dining experience.  The Company opened its first Granite City restaurant in St. Cloud, Minnesota in 1999 and currently operates 26 Granite City restaurants in 11 states and 5 Cadillac Ranch restaurants in 4 states.  Additional information can be found at the Company’s website (www.gcfb.net).

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to maintain our NASDAQ listing, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011.

Contact: James G. Gilbertson

Chief Financial Officer

(952) 215.0676